Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Announces Intent to Acquire
Wexford Group International
Acquisition Expands CACI's Business With U.S. Army, Department of Defense Agencies

Arlington, Va., May 30, 2007 - CACI International Inc (NYSE: CAI) announced today that it has signed a definitive agreement to purchase the stock of The Wexford Group International (WGI). Wexford is an employee-owned consulting firm serving federal government clients in both domestic and international locations. Terms of the transaction were not disclosed. Closing is anticipated during CACI's fourth fiscal quarter that ends June 30, 2007.

Wexford is headquartered in Vienna, Virginia, with offices in North Carolina, Kansas, and Georgia. The company provides solutions for acquisition management, operational applications of technology, strategic communications, and management, organization, and performance. Wexford's revenue is expected to be approximately $100 million for its fiscal year ending December 2007. CACI anticipates the transaction will be accretive to CACI's fiscal year ending June 30, 2008.

Wexford has a full-time staff of more than 190 professionals, augmented by subject matter experts. Major clients include Departments of the Army, Navy, and Air Force as well as Department of Defense (DoD) organizations such as the Defense Information Systems Agency (DISA) and the Deployment Health Support Directorate. With the acquisition, CACI will expand its presence within the defense community, in both the U.S. and abroad, and increase the management and technical consulting capabilities it offers clients.

According to CACI President of U.S. Operations Paul Cofoni, "CACI welcomes the employees of The Wexford Group International. As they join our team of dedicated professionals, they will bring seasoned expertise in business, government, and the military, with proven skills in leadership and management. Their acquisition will provide CACI with greater capabilities to offer our clients in the key defense market, and will give us a client base that both complements and expands our own."

Dr. J.P. (Jack) London, CACI Chairman, President, and CEO, said, "We believe The Wexford Group International will be a great fit with our CACI culture of quality client service and best value. Moreover, Wexford's outstanding record of revenue and business growth gives us great confidence they will grow and succeed on our team. With this transaction, CACI looks forward to another highly successful strategic acquisition that expands our client support, enhances shareholder value, and increases our scale."

Wexford President and CEO William H. Reno stated, "The Wexford Group International is very excited and honored to join the CACI family of businesses. We feel that our cultures are compatible and that the integration of our two companies will be a great success."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of national security, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of national security and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI is a member of the Fortune 1000 Largest Companies of 2007 and the Russell 1000 index. CACI provides dynamic careers for approximately 10,100 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Executive Vice President, Public Relations (703) 841-7801 jbrown@caci.com